Exhibit 10.2

FORM OF
SECOND AMENDMENT TO MANAGEMENT AGREEMENT

THIS SECOND AMENDMENT TO MANAGEMENT AGREEMENT (“Amendment”) is being made effective the 3rd day of October, 2006 (the “Effective Date”), by and among ____________, (the “Owner” or “Franchisee”), _____________, (the “Manager”) and AmeriSuites Franchising, Inc. (the “Franchisor”).

RECITALS AND SUMMARY OF CHANGES:

Owner and Manager are parties to that Management Agreement dated January 1, 2002, as amended by the First Amendment to Management Agreement dated May 14, 2003, between Owner and Manager (the “First Amendment” and collectively, the “Management Agreement”), with respect to the management and operation of Owner’s AmeriSuites hotel located at ________, _________, _____ (the “Hotel”). Owner, Manager and Franchisor, together with certain other of their respective affiliates, are parties to a Master Agreement dated the date hereof (the “Master Agreement”) which provides for, among other things, the termination of the Management Agreement, as amended hereby, and the Existing Franchise Agreement (as defined in the Master Agreement) on the date of completion of conversion of the Hotel to a Hyatt Place hotel in accordance with the terms of the Master Agreement (the “Date of Conversion”), all as set forth in the Master Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Master Agreement. The parties now wish to enter into this Amendment to evidence their agreement to amend certain provisions of the Management Agreement or in the Master Agreement, as the case may be, as set forth herein accordingly, which amendments among other things will provide the following:

A.  Effective as of the Effective Date, the calculation of Owner’s Return shall be subject to modification, as set forth herein.

B.  On _________, 200__ (the “Existing Guarantee Termination Date”), Manager’s obligation to make payment of Owner’s Return shall continue until the earlier of 150 days after the Existing Guarantee Termination Date or the Date of Conversion (the “New Guarantee Termination Date”).

C.  Effective as of the New Guarantee Termination Date, the Management Fees and Continuing Royalty Fees shall be subject to subordination as herein provided, unless the Management Agreement, as amended hereby, has been terminated in accordance with the terms of the Master Agreement.

NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and legal sufficiency of all of which is hereby acknowledged, the parties hereby agree to amend the Management Agreement as follows:

1.  Amendments.

(a)  Effective as of the Effective Date, Section 6.01 of the Management Agreement is hereby amended to add the following at the end of existing Section 6.01:

Owner and Manager hereby agree that the Minimum Return for the 2006 Fiscal Year is $___________, subject to annual CPI adjustment as set forth herein. In addition, Minimum Return for any period shall be increased quarterly beginning July 1, 2006, by an amount determined by multiplying (A) Conversion Cost to date by (B) 9.5% and further multiplying the product thereof by the number of months elapsed in the Fiscal Year divided by 12.

(b)  Effective as of the Effective Date, paragraph 3. of the First Amendment shall be of no further force or effect.

(c)  Effective as of the New Guarantee Termination Date, Section 6.01 of the Management Agreement shall be deleted in its entirety and replaced with the following:

6.01 Management Fees. For each Fiscal Year, Owner shall pay Management Fees to Manager as follows:

(a)  a basic fee (“Basic Fee”) equal to three percent (3%) of the Gross Receipts, provided however, if in any given Fiscal Year, there is a Deficiency, as calculated monthly on a cumulative Fiscal Year-to-Date basis, with Owner’s Priority being calculated on a monthly and Fiscal Year-to-Date basis by multiplying (A) Project Costs by (B) 9.5% and further multiplying the product thereof by the number of months elapsed in the Fiscal Year divided by 12, then the Management Fees shall be reduced by an amount equal to the full amount of the Deficiency, provided however, if the amount of the Fiscal Year-to-Date Deficiency exceeds the full amount of the Management Fees for the Fiscal Year-to-Date, Manager shall have no other obligations to Owner with respect to any remaining Deficiency, subject to the Franchisor complying with its obligations to subordinate its Continuing Royalty Fee in accordance with Section 6.04 of this Amendment. The obligation of Manager to reduce or eliminate its Management Fees as to any Fiscal Year is limited to the full amount of the Deficiency for such Fiscal Year only, and Owner and Manager hereby agree that the Management Fees for any Fiscal Year shall not be reduced as a result of any Deficiency in any prior or subsequent Fiscal Year.

(b)  an Incentive Fee (“Incentive Fee”) equal to ten percent (10%) of the amount of Excess Adjusted NOI.

Except for the Management Fees and the fees and reimbursements to Manager and its Affiliates referred to herein and in the Existing Franchise Agreement, Manager and its Affiliates shall not be entitled to any fees or other form of remuneration or compensation for any services provided to the Hotel. Other than as provided in this Section 6.01(b), there shall be no reduction in the Basic Fee or other liability to Manager for any deficit in Adjusted NOI for any Fiscal Year, nor shall any deficit in Adjusted NOI be carried back to any previous Fiscal Year or carried forward to any subsequent Fiscal Year.

An example of the calculation and payment of Basic Fee, Incentive Fee and Continuing Royalty Fee and the reduction of fees is set forth on Exhibit A hereto, including for periods that are less than a full calendar year.

(d)  Effective as of the New Guarantee Termination Date, the Franchisor shall be added as a party to the Management Agreement and Article 6 of the Management Agreement shall be amended to include Section 6.04 as follows:

6.04 Franchise Fees.

Notwithstanding anything to the contrary in this Agreement or the Existing Franchise Agreement, Franchisor, by execution hereof, agrees that (i) the Continuing Royalty Fee payable pursuant to Section 9.3 of the Existing Franchise Agreement shall be 4% of Franchisee’s prior month’s Gross Room Sales (as defined in the Existing Franchise Agreement) and (ii) until the 60 month anniversary of the Full Conversion Date, the Continuing Royalty Fee otherwise payable by Owner for any Fiscal Year shall be reduced, up to the full amount of any such Continuing Royalty Fee in the event of any Deficiency for such Fiscal Year, to the extent of the Deficiency remaining after reduction of the Basic Fee in accordance with Section 6.01(a). The obligation of Franchisor to reduce or eliminate its Continuing Royalty Fee in any Fiscal Year is limited to the full amount of the Deficiency for such Fiscal Year only, and the Continuing Royalty Fee for any Fiscal Year shall not be reduced as a result of any Deficiency in any prior or subsequent Fiscal Year. Owner hereby agrees that, for any Fiscal Year, the combined obligation of Franchisor and Manager to reduce their respective fees as set forth in this Section 6.04 and Section 6.01 shall not exceed the amount of the Deficiency for such Fiscal Year. In each Fiscal Year during which both the Continuing Royalty Fee and the Basic Fee are reduced due to a Deficiency, the Basic Fee shall be reduced in full before the Continuing Royalty Fee is reduced to cover any remaining amount of the Deficiency. To the extent Franchisor has received any such Continuing Royalty Fee it will remit such fees to Owner as determined herein.

An example of the calculation and payment of Basic Fee, Incentive Fee and Continuing Royalty Fee and the reduction of fees is set forth on Exhibit A hereto, including for periods that are less than a full calendar year.

(e)  Effective as of the Effective Date, the following Article 18 is hereby added to the Management Agreement:

18. ASSIGNMENT.

18.1 Assignment by Manager.

(a)  Except as herein provided, Manager shall not sell, assign, hypothecate, transfer or otherwise dispose of, in whole or in part, any of its rights or interests hereunder. Notwithstanding the foregoing, Manager may transfer or assign its rights under this Agreement in whole, but not in part, to any Affiliate of Manager, whether as a result of a merger, reorganization, acquisition or “change in control,” subject, in each such case, to each of the following terms and conditions:

(1)  The transferee shall, no later than the effective date of the transfer, be an Affiliate of Hyatt Corporation;

(2)  The transferee shall have the full right, power and authority to enter into this Agreement and to fulfill the obligations of Manager hereunder;

(3)  Not later than the effective date of any such transfer, the transferee shall have available to it the entire operating system of Manager for the use and benefit of the transferee and the management and operation of the Hotel as part of AmeriSuites Hotels, including, without limitation, the benefit of services that are designed to approximate the services available to the Hotel prior to any such transfer; and

(4)  The transferee shall have executed a written instrument in form and substance reasonably satisfactory to Owner, a certified copy of which shall be delivered to Owner not later than twenty (20) days following the effective date of any such transfer, expressly assuming and agreeing to pay, perform and discharge all of the liabilities and obligations of Manager hereunder, including, without limitation, any such liabilities or obligations arising or accruing prior to, on or after the effective date of any such transfer.

(b)  Upon satisfaction and discharge of all conditions set forth in Section 18.1(a), Manager shall be relieved of any liability or obligation hereunder arising after the date of such assignment.

(c)  Except as otherwise provided in this Section 18.1, upon any other assignment or transfer by Manager of its rights or interests in this Agreement, Owner shall have the option, exercisable from the time of such transfer or assignment and for 60 days following notice to Owner of such transfer or assignment, to terminate this Agreement without liability or payment to Manager.

18.2 Assignment by Owner.

(a)  In addition to any permitted collateral assignments to Lenders, Owner shall have the right to assign its entire rights and interests in this Agreement without the prior written consent of Manager to (i) any Person Affiliated with Owner, (ii) any Person in connection with a sale or transfer of the Hotel (including, without limitation, any lease of the Hotel in its entirety), so long as in the case of (ii), all conditions set forth in this Section 18.2 shall have been met and satisfied and such assignee shall have applied for and qualified for the assumption of the Existing Franchise Agreement or entered into a then-current AmeriSuites franchise agreement for the duration of the Term (as defined in the Management Agreement), prior to the effective date of any such assignment. Unless otherwise agreed to by Manager, Owner shall not sell, assign or transfer the Hotel, or any interest therein or issue or permit the transfer of any Ownership Interest to any Person (i) engaged, directly or indirectly, as a substantial part of its business, in franchise licensing of hotels and not Affiliated with Owner; (ii) who fails or refuses to assume Owner’s responsibilities under this Agreement; (iii) who would otherwise not qualify as a franchisee under the terms of the Existing Franchise Agreement or (iv) who does not wish to apply for and enter into a then-current AmeriSuites franchise agreement for the Hotel. Upon any assignment hereof in connection with a sale or other transfer of the Hotel, Owner shall be relieved of its duties, obligations and liabilities hereunder arising after such assignment so long as all conditions set forth in this Section 18.2(a) have been met and the assignee thereof expressly assumes in writing all such duties, obligations and liabilities (including, without limitation, those arising or relating to events occurring prior to any such assignment) and shall agree to be bound by this Agreement as evidenced by a written instrument executed by such assignee in favor of Manager in form and substance reasonably satisfactory to Manager. If Owner desires to effect an assignment of a majority of its Ownership Interest, Owner shall give Manager not less than forty-five (45) days advance notice of its intention to do so, which notice shall identify in reasonable detail the direct and indirect owners of the proposed purchaser. In the event that the sale or transfer contemplated in this subsection (a) is to a Person not Affiliated with Owner or involves the transfer of a majority Ownership Interest in Owner, then the assignment of this Agreement shall specifically exclude Manager’s and Franchisor’s obligations set forth in Section 6.01 and 6.04 hereof. Any such assignment further shall provide that that the Basic Fee is three percent (3%) of the Gross Receipts as of the effective date of the assignment of this Agreement. Notwithstanding the foregoing, if (i) Owner transfers 50% or more of the Ownership Interest to a Person Affiliated With Owner, (ii) Owner transfers fifty percent (50%) or more of the Affiliate Hotels (including the Hotel in a single transaction or series of related transactions with the same buyer or Persons Affiliated with that buyer, and provided such Affiliate Hotels are being operated as AmeriSuites Hotels) or (iii) there is a transaction or event which constitutes a “change in control” of Equity Inns, Inc., then this Agreement and specifically including Section 6.01 and 6.04 hereof (along with the applicable Existing Management Agreements) shall be assignable without any modifications or exclusions so long as the transferees comply with the provisions of this Section 18.2.

(b)  Notwithstanding the foregoing, in no event shall Owner subject the Hotel, or any part or interest therein, to a strata or condominium ownership regime, or permit the same to be so subjected, without the written consent of Manager, which consent shall be in Manager’s sole discretion.

(c)  In the event of an assignment of any Ground Lease relating to the Hotel, whether to or from an Affiliate of the then Owner or Ownership Participant or otherwise, (i) if the lessee shall become the “Owner” hereunder, such Person shall assume all of the liabilities and obligations of Owner herein set forth; and (ii) if the lessee is an Affiliate of Owner, the lessor shall not be relieved of any of the liabilities or obligations of Owner hereunder.

(d)  Notwithstanding anything herein to the contrary, the provisions of this Section 18 shall be binding upon any transferee or subsequent transferee.

(f)  Effective as of the Effective Date, Article 14 of the Management Agreement is hereby amended by inserting into the appropriate alphabetical locations, the following definitions:

“Conversion” shall mean all construction, renovation, installation and work to be performed at the Hotel, both in the guest rooms and in the public areas and the equipping of the Hotel and purchase and stocking of the Operating Equipment, operating supplies and inventory items meeting the Systems Standards and all other requirements of the Affiliate Franchise Agreement for purposes of the Hotel being converted to a Hyatt Place Hotel as set forth in the Master Agreement.

“Conversion Cost” shall mean all amounts expended by Owner for the Conversion of the Hotel, including without limitation, all rebranding, construction and related costs as set forth in the scope of work attached to the Master Agreement, all FFE, all Operating Equipment and related costs required to be capitalized in accordance with GAAP, all operating systems and the cost associated with the personnel hired for the installation of the same, all fees and reimbursements for the Pre-Opening Services provided by contractors and vendors (recommended by Manager) and Manager and its Affiliates.

“Fiscal Year” shall mean the calendar year except that the first Fiscal Year hereunder shall commence on the Effective Date and end on December 31 of the same calendar year as the Effective Date, and the last Fiscal Year hereunder shall commence on January 1 of the calendar year in which the last day of the Term occurs or the earlier termination of this Agreement occurs and end on the date of the last day of the Term or the date of earlier termination of this Agreement.

“Operating Equipment” shall mean linens, china, glassware, silverware, uniforms and the like, excluding FFE.

“Pre-Opening Services” shall mean the (i) services provided by the project manager recommended by Select to assist in and to oversee the Conversion and to coordinate with the vendors providing the FFE and Operating Equipment and operating supplies and inventory items and (ii) any other service provided by Select or its Affiliates to prepare and convert the Hotel as a Hyatt Place Hotel, not otherwise covered under the Franchise Agreement, including without limitation, recommendations of vendors and contractors to owner, assistance and review of the budget for the Conversion and approval of contractors and vendors hired by Owner.

(g)  Effective as of the New Guarantee Termination Date, Article 14 of the Management Agreement is hereby amended by inserting into the appropriate alphabetical locations, the following definitions:

“Adjusted NOI” shall mean, for any relevant period, Income After Undistributed Operating Expenses less deductions for the following amounts incurred for and allocable to such relevant period (but only to the extent that such amounts are not otherwise deducted in computing Income After Undistributed Operating Expenses):

(a) An amount equal to Maintenance Cap Ex Reserve of 4% of Gross Receipts for such period;

(b) The cost of all insurance maintained by Owner and Manager in accordance with the provisions of this Agreement, together with the cost of property insurance and terrorism insurance (if any) maintained by Owner with respect to the Hotel;

(c) All real and personal property taxes (less refunds, offsets or credits thereof, and interest thereon, if any, received during the period in question);

(d) The Basic Fee and all fees payable under the Existing Franchise Agreement;

(e) Lease payments; and

(f) All other amounts deductible in respect of such period under the express terms of this Agreement.

To the extent the Hotel is part of a mixed-use project (which, for this purpose, shall mean any project that includes, in addition to the Hotel, any facilities not subject to management or operation by Manager hereunder), a portion of common costs relating both to the Hotel and to the non-Hotel portions of the project, such as, for example, but not by way of limitation, real estate taxes, insurance, common area landscaping, site maintenance, trash removal, extermination and other such costs intended for the benefit both of the Hotel and the non-Hotel portions of the development, shall be allocated in a fair and reasonable manner so that the Hotel shall bear only its fair and reasonable portion of such common expenses.

“Basic Fee” shall have the meaning set forth in Section 6.01 hereof.

“Deficiency” shall mean, for any relevant period, the amount by which Adjusted NOI is less than Owner’s Priority for such relevant period.

“Excess Adjusted NOI” shall mean the amount by which Adjusted NOI exceeds Owner’s Priority.

“Incentive Fee” shall have the meaning set forth in Section 6.01 hereof.

“Gross Receipts” for any period shall mean all revenues and income of any kind derived, directly or indirectly, from the operation of the Hotel during such period, including all revenues derived from the sale during such period of rooms, food and beverages, telephone revenue, revenue derived from any other revenue source and rents or fees payable by tenants or concessionaires for such period (but not the gross receipts of such sub-tenants or concessionaires). Without limiting the generality of the foregoing, it is the intention of the parties that the term “Gross Receipts” shall mean all amounts properly accounted for as Revenue or Total Revenue or Total Operated Departments in accordance with, and as defined in, the Uniform System. Notwithstanding the foregoing, there shall be excluded in determining Gross Receipts for any period the sum of (i) any sales, excise or occupancy taxes actually collected during such period in accordance with Legal Requirements from guests or patrons of the Hotel and either remitted, or required to be remitted, to appropriate taxing authorities; (ii) amounts collected from guests or patrons of the Hotel on behalf of Hotel tenants and other third parties; (iii) interest earned on funds held in Operating Accounts (if any); and (iv) insurance proceeds, condemnation proceeds, financing or refinancing proceeds and the proceeds of sale of any real or personal property comprising part of the Hotel (as distinguished from the sale of merchandise, food and beverage and other consumer goods or services). Gross Receipts shall in all events include only amounts actually paid or payable to the Hotel (in cash or services), and shall not include, except as otherwise herein expressly provided, (i) the value of any Hotel goods or services in excess of actual amounts paid (in cash or services) provided by the Hotel on a complimentary or discounted basis, (ii) gratuities or service charges collected for payment to Hotel employees and (iii) credits or refunds to Hotel guests.

“Income After Undistributed Operating Expenses” shall mean such amount as is calculated in the ninth edition of the Uniform System, without regard to any revisions or future editions thereof.

“Owner’s Priority” shall mean an amount equal to nine and one-half percent (9.5%) of the Project Costs.

“Project Costs” shall mean the sum of (a) the actual gross (i.e., undepreciated) costs of the Hotel incurred and paid or accrued on or before December 31, 2006 by Owner, to the extent required to be capitalized under GAAP and (b) the Conversion Cost; LESS the amount equal to four percent (4%) of the Gross Receipts for twelve (12) months of the Fiscal Year during which the majority of the Conversion occurs (anticipated to be 2007).

2.  Conforming Amendments. The terms of this Amendment shall control if there is any conflict between any term of this Amendment and any term of the Management Agreement. Each term of the Management Agreement hereby is amended as required to conform to the terms of this Amendment, whether or not such term of the Management Agreement is identified or expressly amended in this Amendment.

3.  Execution. This Amendment may be executed by the parties in counterparts, each of which shall be deemed an original.

4.  No Further Amendments. Other than with respect to those amendments set forth herein, including the conforming amendments under paragraph 2, above, the Management Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties.

[Signature page follows.]

IN WITNESS WHEREOF, the parties executed this Amendment to be mad effective on the Effective Date.

OWNER:

[__________________]

By:

Name:

Title:

MANAGER:

[______________________]

By:

Name:

Title:

FRANCHISOR:

AMERISUITES FRANCHISING, INC.

By:

Name:

Title:

[Signature page to Second Amendment to Management Agreement]

Exhibit A

EXAMPLE COMPUTATION OF MANAGEMENT FEES/FRANCHISE FEES
(amounts are for demonstration purposes only)

	YTD 3/31/08	YTD 8/31/08	YTD 12/31/08
Project Costs	$10,000,000	$10,000,000	$10,000,000
Minimum % Return Owner’s Priority	9.50% $950,000	9.50% $950,000	9.50% $950,000
Cumulative YTD Owner’s Priority (1)	A $237,500	$633,333	$950,000
Total Hotel Revenue (i.e. Gross Receipts)	$650,000	$1,700,000	$2,400,000
Adjusted NOI, before Continuing Royalty Fee & Basic Fee	B $266,500	$799,000	$1,080,000
Adjusted NOI above Owner’s Priority (2)	B-A $29,000	$165,667	$130,000
Continuing Royalty Fee Earned (Max of 4%)	C $26,000 4.0%	$68,000 4.0%	$96,000 4.0%
Basic Fee Earned (Max of 3%)	D $3,000 0.5%	$51,000 3.0%	$34,000 1.4%
Adjusted NOI	B-C-D=E $237,500	$680,000	$950,000
Excess Adjusted NOI	E-A $0	$46,667	$0
Incentive Fee Earned (10% of Excess Adjusted NOI)	None	$4,667 0.3%	None

(1) Calculated based on actual months divided by 12.
(2) Before Continuing Royalty Fee and Basic Fee.